EXHIBIT 16.1

July 3, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal auditor for Class Over Inc. (“Class Over”). We have read the disclosures under “Item 4.01. Changes in and Changes in Registrant’s Certifying Accountant” in Classover Holdings, Inc.’s current report on Form 8-K, dated July 3, 2025, and we are in agreement with the disclosures thereunder as it relates to our firm. We have no basis to agree or disagree with other statements contained under such Item 4.01.

/s/ Michael T. Studer CPA P.C.

Freeport, New York